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                                                                    Exhibit 11.1




                           ARI NETWORK SERVICES, INC.

                        COMPUTATION OF NET LOSS PER SHARE
                    Years ended July 31, 1998, 1997, and 1996
                                 (In Thousands)



                                              1998         1997          1996
                                           -------------------------------------
Average shares outstanding                    4,119         3,611         3,114
                                            =======       =======       =======

Net Loss                                    $(2,140)      $(3,275)      $(4,206)
                                            =======       =======       =======

Net loss per share of common stock          $ (0.52)      $ (0.91)      $ (1.35)
                                            =======       =======       =======
